EXHIBIT 4


	Agreement to furnish instruments defining rights of holders of long-term debt


[TYPE] COVER


		August 25, 1994






Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

	Re:  Worthington Industries, Inc. - Form 10-K

Gentlemen:

	Worthington Industries, Inc., a Delaware corporation, is today executing a Form 10-K, Annual Report.

	Pursuant to the instructions relating to the Exhibits, Worthington Industries, Inc. hereby agrees to furnish to the Commission, upon request, copies of instruments and agreements defining the rights of holders of its long-term debt and of the long-term debt of its consolidated subsidiaries.

Very truly yours,

WORTHINGTON INDUSTRIES, INC.

/s/Donal H. Malenick

Donal H. Malenick
President

Enclosures